Contact:

Investors Greg Ketron (404)827-6714	Media Mike McCoy (404)588-7230

For Immediate Release

April 6, 2006

SunTrust To Announce First Quarter 2006 Earnings Results
Monday, April 17, 2006

ATLANTA — SunTrust Banks, Inc. (NYSE: STI) announced today that it plans to release first quarter 2006 results prior to the market opening on Monday, April 17, 2006.

SunTrust management will host a conference call April 17, 2006 at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 1Q06; Leader: Greg Ketron). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 1Q06; Leader: Greg Ketron). A replay of the call will be available beginning April 17, 2006 and ending May 1, 2006 by dialing 1-866-498-5444 (domestic) or 1-203-369-1795 (international).

Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust Web site at www.suntrust.com. The webcast will be hosted under ‘‘Investor Relations,’’ located under ‘‘About SunTrust,’’ or may be accessed directly from the SunTrust home page by clicking on the earnings-related link, ‘‘1st Quarter Earnings Release.’’ Beginning the afternoon of April 17, 2006, listeners may access an archived version of the webcast in the ‘‘Webcasts and Presentations’’ subsection found under ‘‘Investor Relations.’’ This webcast will be archived and available for one year. A link to the Investor Relations page is also found in the footer of the SunTrust home page.

Today SunTrust also published, in a current report on Form 8-K, additional financial information, including financial results of its business segments, for the quarter ended December 31, 2005. The purpose of providing the additional information for the quarter ended December 31, 2005 is to familiarize the public with SunTrust’s enhanced consolidated and business segment reporting that will be provided in the Company’s quarterly earnings announcements going forward.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation's largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of December 31, 2005, SunTrust had total assets of $179.7 billion and total deposits of $122.0 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage, equipment leasing and capital markets services. SunTrust's Internet address is suntrust.com.